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                                                                      EXHIBIT 21

                              [CELTRIX LETTERHEAD]

NEWS RELEASE


                         CONTACT:  Donald D. Huffman
                                   Vice President, Finance and Administration
                                   Chief Financial Officer
                                   (408) 988-2500


              CELTRIX PHARMACEUTICALS COMMON STOCK TO TRADE ON THE
                             NASDAQ SMALL CAP MARKET

     SAN JOSE, CA -- July 7, 1999 -- Celtrix Pharmaceuticals, Inc. (Nasdaq:
CTRX) announced that it has received notification from The Nasdaq-Amex Market Group that the listing of the Company's Common Stock will be moved from The Nasdaq National Market to The Nasdaq Small Cap Market effective July 8, 1999.

     On April 1, 1999, the Company participated in an oral hearing before a Nasdaq Listing Qualifications Panel regarding Nasdaq National Market maintenance standards. On July 6, 1999, the Company received written notification that the Panel had determined to move the listing of the Company's stock to The Nasdaq Small Cap Market effective July 8, 1999. The Company believes that the move to The Nasdaq Small Cap Market will not adversely affect the liquidity of its Common Stock.

ADDITIONAL INFORMATION

     Celtrix is a biopharmaceutical company developing therapeutics for seriously debilitating, degenerative conditions primarily associated with severe trauma, chronic diseases or aging. The company's focus is on SomatoKine(R), the novel IGF-BP3 complex, for treatment of a broad range of metabolic disorders. Celtrix has completed Phase IIA clinical testing for the treatment of severe osteoporosis (recovery from hip fracture surgery), diabetes and traumatic burns. Other potential indications include protein wasting diseases associated with cancer, AIDS, advanced kidney failure and other life-threatening conditions.

     This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from the statements made, as a result of various factors, including risks associated with the ability of the company to comply with The Nasdaq Small Cap Market's maintenance standards, as well as risks associated with future research, clinical study results, the regulatory approval process, competitive products and other factors which are listed from time to time in Celtrix's Securities and Exchange Commission (SEC) filings. These forward-looking statements represent Celtrix's judgment as of the date of this news release.

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